UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2009

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On February 17, 2009, Westaff (USA), Inc. (the “Borrower”), which is a wholly-owned subsidiary of Westaff, Inc. (the “Company”), and the Company (as parent guarantor) entered into a Third Amended and Restated Forbearance Agreement, dated as of February 13, 2009 (the “Third Amended and Restated Forbearance Agreement”), with U.S. Bank National Association (as administrative agent and a lender, “U.S. Bank”) and Wells Fargo Bank, National Association (as a lender, “Wells Fargo”), which became effective on February 18, 2009.  The parties to the Third Amended and Restated Forbearance Agreement are parties to that certain Financing Agreement, dated as of February 14, 2008 (as amended, the “Financing Agreement”).

Pursuant to the terms of the Third Amended and Restated Forbearance Agreement, the parties agreed, among other things, to the following:

(1)                                 U.S. Bank and Wells Fargo agreed to continue to forbear from exercising any of their default rights and remedies during the period from February 13, 2009 and ending on April 7, 2009 (the “Forbearance Period”) with regard to the existing events of default relating to the Borrower’s failure to achieve the fixed charge coverage ratio required by the Financing Agreement for the applicable fiscal period ended April 19, 2008 and for each applicable fiscal period ending on or before April 7, 2009 (the “Existing Events of Default”), so long as none of the following events occur during the Forbearance Period:

(a)                                 any termination of the Agreement and Plan of Merger, dated as of January 28, 2009, by and among the Company, Koosharem Corporation and Select Merger Sub Inc.;

(b)                                any occurrence of a borrowing base deficiency;

(c)                                 any revocation of any additional guaranty agreements required by U.S. Bank and Wells Fargo as a condition to the continued forbearance;

(d)                                any failure by the Borrower to deliver evidence to U.S. Bank by April 1, 2009 that the Borrower’s workers’ compensation insurer, The Travelers Indemnity Company, has extended the term of the Borrower’s workers compensation insurance policy from April 1, 2009 to April 7, 2009; or

(e)                                 any occurrence, discovery or disclosure of any other event of default other than the Existing Events of Default;

(2)                                 U.S. Bank agreed to amend certain letters of credit outstanding under the Financing Agreement (including an outstanding letter of credit with a face amount of $27 million in favor of The Travelers Indemnity Company, which is the carrier under the Company’s existing workers compensation insurance program) to extend the expiration date of such letters of credit from February 28, 2009 to April 7, 2009; and

(3)                                 the Borrower and the Company agreed, among other things: (a) to a reduction in the aggregate amount of the revolving credit commitments under the Financing Agreement from $33.0 million to $28.0 million and (b) that the Borrower will have no right to request revolving loans under the Financing Agreement other than forced loans due to draws upon letters of credit outstanding under the Financing Agreement.

The foregoing description of the Third Amended and Restated Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated Forbearance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01                                             Other Events.

The following are updates to the risk factors contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 filed on February 13, 2009 to reflect the Company’s entry into the Third Amended and Restated Forbearance Agreement.  In the following updates, the terms “the Company”, “we,” “our,” and “us” refer to Westaff, Inc., its predecessor and their respective subsidiaries, unless the context otherwise requires.

ITEM 1A.                                            RISK FACTORS

We are currently in default under our primary credit facility.  While we have recently obtained a forbearance through April 7, 2009 for this default, we no longer have any right to borrow under this credit facility, except for forced loans due to draws upon letters of credit outstanding under this credit facility. Accordingly, if our available cash is insufficient to satisfy our liquidity requirements and we are unable to find alternative sources of capital, which may not be available to us on acceptable terms or at all, we may be unable to continue our operations as a going concern.

We are currently in default under the Financing Agreement, dated as of February 14, 2008 (as amended, the “Financing Agreement”), among Westaff (USA), Inc. (as borrower), the Company (as parent guarantor), U.S. Bank National Association (as agent for the lenders, letter of credit issuer and a lender) and Wells Fargo Bank, National Association (as a lender), which is our primary credit facility. We have financed our operations primarily through cash generated by our operating activities and through borrowings under our revolving line of credit under the Financing Agreement. On May 23, 2008, we received a notice of default from U.S. Bank (as agent for itself and Wells Fargo Bank) stating that (1) an Event of Default (as defined in the Financing Agreement) had occurred due to our failure to achieve a minimum required Fixed Charge Coverage Ratio (as defined in the Financing Agreement) for our fiscal period ended April 19, 2008; and (2) as a result of the Event of Default, effective May 21, 2008, U.S. Bank increased the rate of interest to the default rate of interest on the borrowings outstanding under our line of credit. We had no borrowings outstanding under the Financing Agreement, but do have $27.3 million of outstanding letters of credit supporting our workers’ compensation obligations. The Company previously entered into a series of forbearance agreements providing for the lenders to forbear from exercising their default rights and remedies under the Financing Agreement through December 19, 2008.  However, on January 28, 2009, The Travelers Indemnity Company, which is the carrier under the Company’s existing workers compensation insurance program and the beneficiary of a letter of credit with a face amount of $27 million expiring on February 28, 2009 previously issued by U.S. Bank under the Financing Agreement, was notified by U.S. Bank that such letter of credit will not be renewed.  On February 17, 2009, the Company entered into a new forbearance agreement, which became effective on February 18, 2009, subject to the terms and conditions of which, among other things: (1) the lenders agreed to forbear from exercising their default rights and remedies under the Financing Agreement during the period from February 13, 2009 and ending on April 7, 2009, (2) certain outstanding letters of credit expiring on February 28, 2009 (including the outstanding letter of credit in favor of The Travelers Indemnity Company) previously issued by U.S. Bank under the Financing Agreement were extended to April 7, 2009 and (3) the Company’s ability to borrow under the Financing Agreement (other than forced loans due to draws upon the outstanding letters of credit) was terminated. Because the Company no longer has any right to borrow under the Financing Agreement (other than forced loans due to draws upon the outstanding letters of credit), if the Company’s available cash is insufficient to satisfy the Company’s liquidity requirements and the Company is unable to find alternative sources of capital, the Company may be unable to continue its operations as a going concern. Under these circumstances, unless the pending merger with Koosharem is completed, the Company may be required to seek alternative transactions and/or consider filing for bankruptcy protection. There can be no assurance that any alternative sources of capital and/or alternative transactions would be available to us on acceptable terms or at all in the current challenging economic environment.  In addition, while the Company was able to obtain a forbearance under this new forbearance agreement, there can be no assurances that the Company will be able to continue to satisfy the conditions required for the forbearance or that waivers or additional forbearances can be obtained by the Company on acceptable terms in the future. If the Company is unable to obtain waivers or additional forbearances from the lenders on acceptable terms in the future, the lenders would be able to elect at any time to pursue further remedies available to them under the Financing Agreement, including (1) electing not to renew or extend letters of credit issued under the Financing Agreement or (2) under specified conditions and at certain times, limiting the Company’s ability to use its cash to pay ordinary course expenses and possibly disrupting the Company’s business operations.

In response to our short term forbearance issues, on August 25, 2008, the Company secured a

$3.0 million Subordinated Loan facility with its principal stockholder, DelStaff, LLC. This facility may be used by the Company for working capital and general business purposes during the term of the facility. The unpaid principal balance under the Subordinated Loan bears interest at an annual rate of twenty percent (20%). Interest is payable-in-kind and accrues monthly in arrears on the first day of each month as an increase in the principal amount of the Subordinated Loan. A default rate applies on all obligations under the Subordinated Loan Agreement from and after the Maturity Date (August 15, 2009) and also during the existence of an Event of Default (as defined in the Subordinated Loan Agreement) at an annual rate of ten percent (10%) also payable-in-kind over the then-existing applicable interest rate and if principal is not repaid on the Maturity Date, an additional 5% of outstanding principal must be paid along with the default rate interest. The obligations under the Subordinated Loan Agreement are secured by a security interest in substantially all of the existing and future assets (the “Subordinated Collateral”) of the Company. The lien granted to the Subordinated Lender in the Subordinated Collateral is subordinated to the lien in that same collateral granted to U.S. Bank. Borrowings in excess of $1.0 million require the Subordinated Lender approval. The Subordinated Loan may be prepaid without penalty, subject to approval by U.S. Bank and the terms of an Intercreditor Agreement. Under certain circumstances, the Company must prepay all or a portion of any amounts outstanding under the Subordinated Loan Agreement, subject to the terms of the Intercreditor Agreement. The outstanding loan balance at November 1, 2008 was $2.2 million, which includes a $0.2 million facility fee that was added to the loan balance upon receipt of the initial advance. Accrued and unpaid interest on this note at November 1, 2008 was $40,000. The Company borrowed an additional $500,000 on the subordinated loan on January 7, 2009 and an additional $500,000 on January 29, 2009.

We may be unable to adequately collateralize our workers’ compensation obligations at their current levels or at all.

We are contractually obligated to collateralize our workers’ compensation obligations under our workers’ compensation program through irrevocable letters of credit, surety bonds or cash. As of November 1, 2008, our aggregate collateral requirements under these contracts have been secured through $27.3 million of letters of credit obtained through the Financing Agreement. Our workers’ compensation policy, which had been originally set to expire on November 1, 2008, has been extended through April 1, 2009. As part of the extension, the Company paid $1.0 million in cash collateral on October 31, 2008 and is required to pay an additional $250,000 by February 28, 2009. These collateral requirements are significant, place pressure on our liquidity and working capital capacity and are dependent on the Company having sufficient accounts receivable and cash balances. If we are not able to obtain a renewal of our letters of credit at a level sufficient to meet our collateral requirements, we could be unable to obtain sufficient workers’ compensation coverage to support our operations.

On January 28, 2009, The Travelers Indemnity Company, which is the Company’s workers’ compensation carrier, was notified by U.S. Bank that the letter of credit issued in favor of The Travelers Indemnity Company and expiring on February 28, 2009 would not be renewed. On February 17, 2009, the Company entered into a new forbearance agreement, which became effective on February 18, 2009, subject to the terms and conditions of which, among other things, U.S. Bank agreed to extend certain outstanding letters of credit expiring on February 28, 2009 (including the outstanding letter of credit in favor of The Travelers Indemnity Company) previously issued by U.S. Bank under the Financing Agreement to April 7, 2009. While the Company was able to obtain an extension of the letters of credit under this new forbearance agreement, there can be no assurances that the Company will be able to continue to satisfy the conditions required for the extension and thereby obtain sufficient workers’ compensation coverage to support the Company’s operations. In addition, the carrier has the right to draw on the letter of credit prior to the expiration. If the carrier draws on the Letter of Credit, U.S. Bank may require the Company to fund the draw in cash which would force the Company to borrow under the Financing Agreement. If no waiver or forbearance is then currently effective and the lenders elect to pursue remedies under the Financing Agreement, such as calling the loan, there can be no assurance that the Company would be able to find alternative sources of capital to repay the loan, in which case the Company may be unable to continue its operations as a going concern.

Item 9.01                                             Financial Statements and Exhibits.

(d)                         Exhibit

Exhibit No.	Description of Document

10.1	Third Amended and Restated Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Christa C. Leonard
Christa C. Leonard
Senior Vice President and Chief Financial Officer

Date: February 20, 2009

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Third Amended and Restated Forbearance Agreement